SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 12, 2008
DYCOM INDUSTRIES, INC.
(Exact name of Registrant as specified in its charter)

Florida (State or other jurisdiction) of incorporation)	0-5423 (Commission file number)	59-1277135 (I.R.S. employer identification no.)
11770 U.S. Highway One, Suite 101
Palm Beach Gardens, Florida 33408
(Address of principal executive offices) (Zip Code)
(561) 627-7171
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01	Entry into a Material Definitive Agreement.
     On September 12, 2008 (the “Closing Date”), Dycom Industries, Inc. (“Dycom”) entered into a Credit Agreement (“Agreement”) with certain lenders named therein, Wachovia Bank, National Association, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Branch Banking and Trust Company and RBS Citizens, N.A., as Co-Documentation Agents and Wachovia Capital Markets LLC and Bank of America Securities, LLC, as joint lead arrangers and joint book runners.
     The Agreement replaces Dycom’s existing credit facility which was due to expire in December 2009 (the “Prior Agreement”). The Prior Agreement was terminated on September 12, 2008, at which time there were no outstanding borrowings thereunder. Letters of credit issued thereunder were transferred to the Agreement.
     The Agreement provides for a maximum borrowing of $195,000,000 and terminates on September 12, 2011. This maximum borrowing may be reduced from time to time in accordance with the terms of the Agreement. The Agreement contains a sublimit of $100,000,000 for the issuance of letters of credit. Amounts borrowed under the Agreement may be borrowed, repaid and reborrowed from time to time. Subject to certain conditions, the Agreement provides for two one-year extensions and the ability to borrow an incremental $100,000,000.
     Borrowings under the Agreement bear interest, at Dycom’s option, at either (a) the Administrative Agent’s base rate, described in the Agreement as the higher of the Administrative Agent’s prime rate or the federal funds rate plus 0.50%, or (b) LIBOR (a publicly published rate) plus, in either case, a spread based upon Dycom’s consolidated leverage ratio. Based on Dycom’s current leverage ratio, borrowings would be eligible for a spread of 1.00% for revolving borrowings based on prime rate or the federal funds rate and 2.00% for revolving borrowings based on LIBOR. Under the Agreement, Dycom agrees to pay a facility fee, payable quarterly, at rates that range from 0.500% to 0.750% of the unutilized commitments depending on Dycom’s leverage ratio. The payments under the Agreement are guaranteed by certain subsidiaries of Dycom and secured by a pledge of (i) 100% of the equity of the material domestic subsidiaries of Dycom, (ii) 100% of the non-voting equity and 65% of the voting equity of first tier material foreign subsidiaries of Dycom, in each case excluding certain unrestricted subsidiaries.
     The Agreement contains customary affirmative and negative covenants for credit facilities of this type, including limitations on Dycom and its subsidiaries with respect to indebtedness, liens, investments, distributions, mergers and acquisitions, disposition of assets, sale-leaseback transactions and transactions with affiliates. The Agreement contains financial covenants which require the Company to (i) maintain a leverage ratio of not greater than 3.00 to 1.00, as measured at the end of each fiscal quarter, (ii) maintain an interest coverage ratio of not less than 2.75 to 1.00, as measured at the end of each fiscal quarter and (iii) maintain Consolidated Total Tangible Net Worth (as defined in the Agreement), as measured at the end of each fiscal quarter, of not less than $50,000,000 plus (A) 50% of Dycom’s Consolidated Net Income (as defined in the Agreement) (if positive) from the Closing Date to the date of computation plus (B) 75% of Dycom’s Equity Issuances (as defined in the Agreement) made from the Closing Date to the date of computation.

Item 1.02	Termination of a Material Definitive Agreement.
     Effective September 12, 2008, the Prior Agreemnt, which provided for a maximum borrowing of $300,000,000 and was due to expire in December 2009 was terminated. Following termination, there were no outstanding borrowings and all outstanding letters of credit thereunder were transferred to the Agreement, a description of which is contained under Item 1.01 of this Current Report on Form 8-K. Dycom did not incur any material early termination penalties in connection with the termination of the Prior Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Dated: September 16, 2008

DYCOM INDUSTRIES, INC. (Registrant)
By:	/s/ Richard B. Vilsoet
	Name:	Richard B. Vilsoet
	Title:	Vice President and Secretary

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